Exhibit 23.3

Consent of Independent Auditors

We consent to the use of our report dated May 20, 2016, with respect to the consolidated statement of comprehensive loss and the consolidated statement of cash flows of EDC Holding Limited for the six-month period ended June 30, 2014, incorporated herein by reference.

/s/ KPMG Huazhen LLP

Shanghai, China

November 23, 2016